EXHIBIT 10.109



                             Aurora Consultants, LLC
                           425 Park Avenue - 5th Floor
                             New York, NY 10022-3506
                               (p) (212) 832-1540
                               (f) (212) 754-6262
                       (e-mail) 71303.1637@compuserve.com

Jeff Eliot Margolis
President

December 14, 1995

Mr. David G. Derrick
President and Chief Executive Officer
Biomune Systems, Inc.
540 Arapeen Drive - Suite 202
Salt Lake City, Utah 84108


                                ENGAGEMENT LETTER

     Aurora Consultants, LLC ("Aurora"), a New York limited liability company of which Jeff Eliot Margolis ("Margolis") is the President and Managing Member and Biomune Systems, Inc. ("Biomune" or the "Company"), a Nevada corporation, of which Mr. David G. Derrick is the President and Chief Executive Officer, agree effective January 1, 1996 ("Effective Date"), that Aurora shall be engaged as consultant and shall provide the services of Margolis (and/or Aurora as may be appropriate) as described below and subject to the understandings stated herein.

Nature of Services to be provided by Margolis and/or Aurora

     Margolis and/or Aurora shall consult to Biomune on certain financial and operational matters in respect of Biomune. Such financial and operational matters shall include, but not be limited to:

          - being sufficiently knowledgeable of the financial, operational and scientific matters relevant to Biomune, its strategic plans, its budgets and forecasts, its prospects and risks, to be able to serve as one of its key spokesmen when dealing with current shareholders, prospective investors, underwriters, securities brokers ("sell side") and institutional investors ("buy side"), financial research analysts, NASDAQ, the press and others

          - creating and implementing a new financial public relations strategy. Improve press kit/investor relations information kit; develop single two-sided, glossy corporate information sheet (to succinctly convey what the Company is and which represents a quick and easy reference source for securities brokers and other users) - reviewing, commenting upon and suggesting improvements in current capital structure - reviewing, commenting upon, and suggesting improvements in current accounting and reporting systems - reviewing, commenting upon and, to the extent requested, assisting in the negotiation of new financial and operational agreements

          - interfacing with accountants, investment bankers, attorneys, consultants and other professionals currently providing services to the Company

          - interfacing with financial and administrative personnel employed by the Company

          - other similar matters as requested by Mr. Derrick or the Board of Directors.

     The provision of the above services and participation in the above activities is an obligation of Margolis and Aurora.

Reporting Lines

     In planning, implementing and reporting results of the above activities, Margolis and/or Aurora shall report to Mr. Derrick and/or the Board of Directors, directly and not through any intermediaries. Margolis and Aurora acknowledge that many of the activities contemplated in this engagement require coordination with others. Ensuring direct access to Mr. Derrick and/or the Board of Directors shall be an obligation of Biomune.

Travel and Expenses

     It is further anticipated that the above activities shall require that Margolis travel to Salt Lake City, Utah on at least several occasions and possibly to other locations. Biomune agrees to pay Margolis or Aurora as appropriate, the costs of such travel (in advance when reasonably predictable or substantial in amount, otherwise to reimburse on a timely basis) as well as other reasonable out-of-pocket expenses. Such other reasonable out-of-pocket expenses shall include, but not be limited to local travel, meals when related to activities contemplated herein, photocopy, printing, fax mail, the costs of holding or attending meetings, possibly the cost of installing one or more telephone lines in New York, specific to these activities, and similar costs. Margolis and Aurora agree that expenses reasonably anticipated to be greater than $1,000 in amount shall be approved by the Company in advance. Reimbursement of such costs shall be an obligation of Biomune.

Time Commitment by Margolis and Aurora

     Biomune accepts Margolis' and Aurora's estimate that the above activities represent a commitment of approximately one and at time two business days per week (roughly 8-12 hours per week on average), but that it may occasionally represent somewhat more or somewhat less time. Committing an appropriate amount of time to the above activities is an obligation of Margolis and Aurora.

Access to Information and Cooperation

     Margolis and/or Aurora shall, at all reasonable times, have access to all information requested including that information that may be considered sensitive or confidential, but exclusive of information that may be confidential in respect of scientific efforts, clinical trials or client/attorney privilege. At no time shall Margolis or Aurora disclose or act upon information that may be deemed "insider information" where such disclosure or action would be a violation of securities laws, rules or regulations. Furthermore, Margolis and/or Aurora shall receive the reasonable cooperation of all company employees, advisors, consultants, professional service providers and similar parties. Margolis and Aurora acknowledge that Margolis and Aurora have entered into a written Understanding of Confidentiality effective January 1, 1996 with Biomune. Ensuring the access to information and the cooperation of personnel, advisors and others shall be deemed an obligation of Biomune.

Indemnification

     Biomune ("Indemnitor") agrees to indemnify and hold harmless, Margolis and Aurora and his and its successors, assigns, personal representatives and affiliates against any and all claims, damages, expenses or liabilities, joint or several (which shall, for purposes of this Engagement Letter, include, but not be limited to, all expenses whatsoever, and any and all amounts paid in settlement of any claim or litigation and all reasonable attorney's fees (collectively referred to as "Losses")) to which Margolis or Aurora (individually, an "Indemnitee" and collectively "Indemnitees") may become subject, insofar as such Losses (Or action in respect thereof) relate to the performance of the Indemnitees (except for gross negligence or malfeasance) under this Engagement Letter on behalf of Biomune, its successors, assigns or affiliates, from and including the Effective Date.

     In any litigation, action, suit, claim, demand or other proceeding (including any governmental, regulatory or quasi-regulatory proceeding), shall be commenced or asserted against either Indemnitee or the Indemnitees in connection with this Engagement Letter, the Indemnitor shall be notified of such in writing by the Indemnitee with reasonable promptness after same if commenced or asserted. Notwithstanding the foregoing, the failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have under these indemnification paragraphs of this Engagement Letter, except to the extent that the Indemnitor has been prejudiced in any material respect by such failure nor relieve Indemnitor of any liability which it otherwise may have. In case such action is commenced, asserted or brought against the Indemnitee or Indemnitees and he, it or they notify the Indemnitor of the commencement thereof, the Indemnitee or Indemnitees shall control the defense with counsel of Indemnitees' choosing (subject to approval by Indemnitor which approval shall not be unreasonably withheld) and Indemnitor shall assume the cost of such defense. Indemnitee and Indemnitees agree not to enter into any settlement arrangements without the consent of Indemnitor, which consent shall not be unreasonably withheld.

Fees

     Margolis or Aurora shall be entitled to the following fees in addition to expense reimbursements described above:

          Cash fees - $5,000 per month payable in advance. First payment due upon signing of this Engagement Letter. The second payment if due February 1, 1996. Each payment thereafter is due on the first of each month.

          Warrant - Warrant ("Warrant"), to purchase 30,000 shares of Biomune common stock at an exercise price equal to the closing price on January 2, 1996 (January 1, 1996 not being a business day). The Warrant shall expire on the seventh anniversary of its issuance. The Warrant shall be issued on and as of the close of business on January 2, 1996. Margolis and/or Aurora may request that the Warrant be issued in part or assigned in part to other members of Aurora. The shares underlying the Warrant shall be registrable on any registration statement filed with the Securities and Exchange Commission ("SEC") (except Form S-8) that registers shares that are currently outstanding, but not yet registered. The holder(s) of the Warrant registered in the event a registration statement is filed with the SEC in respect of newly issued shares (subject to standard pro rate underwriter cutback).

Term

     The term of this Engagement Letter shall commence on the Effective Date and shall terminate at the close of business on December 31, 1996 unless earlier terminated due to a breach by any of the parties hereto or by agreement in writing by the parties. This agreement may be earlier terminated by any party at its discretion upon written notification forty-five (45) in advance of the earlier termination date. The term of this Engagement Letter shall be extended for successive twelve month periods unless one party notifies (within 45 days of an extension date) the others or its intent not to extend such term.

Governing Law and Dispute Resolution

     Except as otherwise explicitly noted, this Engagement Letter shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflicts of law).

     Should any dispute arise hereunder, then any of Biomune, Margolis or Aurora (individually, a "Party" and collectively, "Parties") shall have the obligation to submit the dispute to final and binding arbitration. Such arbitration shall take place in New York, New York, and shall be governed by the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator. At the request of any Party, the arbitrator shall compel, and the other Parties shall consent to disclosure of all books and records of the other Party or Parties with respect to such dispute, claim or controversy. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. During any dispute, claim or controversy and pending any decision or report by the Parties' representatives or as a result of any arbitration, the Parties shall proceed diligently with their respective responsibilities under this Engagement Letter.

     With respect to any suit, action or proceeding relating to this Engagement Letter other than a dispute which is submitted to arbitration as provided herein (each, a "Proceeding"), each Party hereto irrevocably: (a) submits to the exclusive jurisdiction of the courts of the State of New York located in the County of New York and the United States District Court for the Southern District located in the County of New York; and (b) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that any such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such proceeding, that such court does not have jurisdiction over such Party. Each Party further agrees and consents that, in addition to any methods of service or process provided for under any applicable law, all service of process in any Proceeding in any New York State or United States court sitting in the City, and County of New York, may be made by certified or registered mail, return receipt requested, directed to the appropriate Party at the address set forth in this Engagement Letter (in respect of Margolis, the address shall be: Jeff Eliot Margolis, c/o Aurora Consultants, LLC, 425 Park Avenue - 5th Floor, New York, NY 10022-3506), and service so made shall be complete upon receipt; provided, however, that if a party shall refuse to accept delivery, service shall be deemed complete as of the date of such refusal to accept delivery.

     If the above is acceptable, please indicate so by signing below and returning one original copy with a check payable to Aurora Consultants, LLC in the amount of $5,000. I look forward to working with you.

Sincerely,                                Agreed and accepted:
Aurora Consultants, LLC                   Biomune Systems, Inc.


  /s/  Jeff Eliot Margolis                /s/  David G. Derrick
Jeff Eliot Margolis                       David G. Derrick
President and Managing Member             President and Chief Executive Officer


                             Aurora Consultants, LLC
                           425 Park Avenue - 5th Floor
                             New York, NY 10022-3506
                               (p) (212) 832-1540
                               (f) (212) 754-6262
                       (e-mail) 71303.1637@compuserve.com

Jeff Eliot Margolis
President

December 14, 1995

Mr. David G. Derrick
President and Chief Executive Officer
Biomune Systems, Inc.
540 Arapeen Drive - Suite 202
Salt Lake City, Utah 84108


                        UNDERSTANDING OF CONFIDENTIALITY

     This understanding of confidentiality, effective January 1, 1996 ("Effective Date"), is in respect of confidential information about Biomune Systems, Inc. ("Biomune" or the "Company") to be provided to Aurora Consultants, LLC ("Aurora" or a recipient) and its managing member, Jeff Eliot Margolis ("Margolis" or a recipient) in respect of an Engagement Letter effective January 1, 1996 between Aurora and Biomune. Such Engagement Letter is incorporated herein by reference. The Company is a public reporting company under the Securities and Exchange Acts and its common stock is quoted on the NASDAQ Small-Cap market utilizing the ticker symbol, BIME. By accepting this information, the recipient, its advisors, officers, directors, partners, members and/or affiliates, agree to keep the entirety of such information ("Confidential Material"), including any information furnished after the date of this understanding of confidentiality, confidential except as set forth below. Each of Biomune, Aurora and Margolis, acknowledge that one or more of the services to be provided by Aurora and/or Margolis involves disclosure or presentation of information to current and prospective investors, underwriters, securities brokers, institutional investors, financial research analysts, the press and others. To the extent any of such information considered for disclosure or presentation is deemed Confidential Material under the terms of this understanding of confidentiality, Aurora and/or Margolis, as appropriate, shall seek permission from the Company before disclosure or presentation. Aurora and Margolis acknowledge that the Engagement Letter addresses the obligation of Aurora and Margolis not to disclose or act upon information that may be deemed to be "insider information" under US securities laws, rules, or regulations.

     Confidential Material does not include information which (i) is or becomes generally available to the public other than as a result of a breach by any party of its obligations hereunder, (ii) was in the possession of the recipient, its advisors, officers, directors, partners and/or affiliates prior to the date of this understanding of confidentiality, (iii) was received from a third party before or after the date of this understanding of confidentiality, so long as such information was not disclosed by such third party directly or indirectly in violation of any confidentiality agreement or understanding.

     The Confidential Material will be used by the recipient solely for the described in the Engagement Letter referred to herein and incorporated herein by reference.

     The recipient may disclose the Confidential Material to those of its representatives and agents who in its judgment need to have access to it for the purpose of assisting the recipient in its efforts as described in the preceding paragraph.

     In the event the recipient or its representatives are requested or required (by oral questions, interrogatories, request for information, subpoena or similar process) to disclose any Confidential Material supplied to such recipient, such party shall provide Biomune c/o Mr. David G. Derrick, President and Chief Executive Officer, prompt notice of such requests so that the Company may seek an appropriate protective order and/or waive compliance with this understanding of confidentiality. If in the absence of a protective order or the receipt of a waiver, upon the advice of counsel of its own choosing, the recipient determines that it or its representative or agents are compelled to disclose any Confidential Material under penalty of contempt or liability, the recipient may disclose such material without liability hereunder.

     The recipient agrees to return all Confidential Material to the extent that recipient determines that possession of such Confidential material is no longer necessary in respect of its efforts under the Engagement Letter, is not required to be maintained in due diligence files, or is not required to be retained in recipients sole judgment. To the extent Confidential material is not returned, recipient agrees to keep such Confidential Material in a safe, confidential location throughout the term of this understanding of confidentiality. The recipient further agrees to notify Biomune c/o Mr. David G. Derrick, President and Chief Executive Officer, of any misappropriation, misuse or disclosure of any of the Confidential Material, and of any violation of any provision of this understanding of confidentiality that comes to the attention of the recipient.

     It is understood and agreed that no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this understanding of confidentiality and that Biomune, and its officers or directors, shall be entitled to seek specific performance as a remedy of any breach by the recipient, its advisors, officers, directors, partners and/or affiliates. Such remedy shall not be deemed to be the exclusive remedy for any breach of this understanding of confidentiality which shall be in addition to all other remedies available by law or equity.

     This understanding shall be governed by and construed in accordance with the laws of the State of New York without reference to its choice of law rules.

     Neither this understanding, nor anything contained in the Confidential Material, nor the receipt thereof, shall constitute any obligations not explicitly stated in the Engagement Letter.

                                         Very truly yours,
                                         Aurora Consultants, LLC



                                         /s/  Jeff Eliot Margolis
                                              By:     Jeff Eliot Margolis
                                              Title:  President and Managing
                                                        Member

The Above Understanding of Confidentiality is Acceptable
Biomune Systems, Inc.


        /s/  David G. Derrick
By:     Mr. David G. Derrick
Title:  President and Chief Executive Officer